Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company, the Holding Company for Heritage Bank Announces Earnings for the Quarter and Year

Ending December 31, 2004

Jonesboro, GA January 13, 2005:

	Three-months ended December 31, 2004	Three-months ended September 30, 2004	Three-months ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2003

	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Total Assets	$339,882	$338,848	$295,660	$339,882	$295,660
CCF Net Income for the Period	$561	$610	$618	$2,747	$2,363
Net Interest Income for the Period	$3,196	$3,163	$2,999	$12,724	$11,077
Basic Earnings per Share for the Period	$0.25	$0.27	$0.28	$1.23	$1.07
Net Interest Margin	4.03%	4.01%	4.33%	4.12%	4.24%
Efficiency Ratio	65.01%	64.99%	67.83%	65.21%	66.72%
Total Loans (end of period)	$260,337	$258,523	$231,602	$260,337	$231,602
Non-Performing Loans (end of period)	$852	$756	$1,549	$852	$1,549

	Three-months ended December 31, 2004	Three-months ended September 30, 2004	Three-months ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2003

	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Non-Performing Assets (end of period)	$3,811	$2,785	$341	$3,811	$341
Loan Loss Provision	$135	$135	$135	$905	$540
Loan Loss Reserve (end of period)	$3,161	$3,219	$2,692	$3,191	$3,219
Total Deposit Accounts (end of period)	$289,278	$293,529	$249,637	$289,278	$293,529
Consolidated Equity (end of period)	$21,938	$21,650	$19,666	$21,938	$19,666

CCF Holding Company, the Holding Company for Heritage Bank, Announces

Earnings for the Quarter and Year Ending December 31, 2004

Earnings for the year ending December 31, 2004 were $2,747,000 or $1.23 per basic share. This represents an increase of $384,000 or 16.25% over earnings for the prior year. Assets for the consolidated entity reached $340 million at year end, an increase of $44 million representing asset growth of 14.95%.

Throughout 2004 the net interest margin was compressed as rates increased and the floors that had been implemented during the declining rate environment held steady while deposit rates moved upwards. The fourth quarter’s margin of 4.03% was an improvement of two basis points over the prior quarter which is a positive sign that the Bank has positioned itself to benefit in an increasing rate environment.

The efficiency ratio continues to improve as a majority of the new branches that have been added in the last three years have become profitable.

Loan growth for the year of $29 million has been primarily in the commercial real estate and residential construction categories. Non-performing loans of $852,000 consist primarily of one relationship of $740,000, of this $120,000 is guaranteed by the USDA with the remaining portion, $620,000 retained by the Bank and not guaranteed by USDA. The balance of non-performing loans totaling $112,000 is secured by first mortgages on residential rental property.

The Bank’s non performing assets, consisting primarily of real estate owned, have increased during the year. There are two relationships included in this category, one of $2.8 million which was foreclosed during the second quarter of 2004 and a second of $1.0 million which was foreclosed during the fourth quarter of 2004. The second property has a contract pending with closing expected during the first quarter of 2005 with no anticipated loss.

The loan loss reserve balance at December 31, 2004, was $3.2 million, or 1.20% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Consolidated equity increased for the Company $2.3 million or 11.5% during the year. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio and represents a 10.11% increase in book value per share. Cash dividends per share of $0.22, when combined with the 3 for 2 stock split paid in July 2004, represented a 50% increase in payout to shareholders.

The Bank is a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10KSB filing when available on the EDGAR system.